                                                                    EXHIBIT 10.1


                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                         DIVERSIFIED FOOD GROUP, L.L.C.

                                OR ITS ASSIGNEE,

                                     BUYER,

                       COHEN'S FAMOUS FROZEN FOODS, INC.,

                                     SELLER

                                      AND

                          SIDNEY COHEN & EDWARD COHEN,

                             PRINCIPAL SHAREHOLDERS

                          Dated as of October 9, 1997

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----
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ARTICLE I

                                  DEFINITIONS................................  1
     1.1   Definitions.......................................................  1

ARTICLE II

                               PURCHASE AND SALE.............................  5
     2.1   Purchased Assets..................................................  5
     2.2   Excluded Assets...................................................  6
     2.3   Assumed Liabilities...............................................  7
     2.4   Excluded Liabilities..............................................  7

ARTICLE III

                                 PURCHASE PRICE..............................  8
     3.1   Purchase Price....................................................  8
     3.2   Allocation of Purchase Price......................................  8
     3.3   Adjustment of Purchase Price......................................  8

ARTICLE IV

                                     CLOSING.................................  9
     4.1   Closing Date......................................................  9
     4.2   Payment of the Purchase Price.....................................  9
     4.3   Buyer's Additional Deliveries.....................................  9
     4.4   Seller's Deliveries............................................... 10

ARTICLE V

                          REPRESENTATIONS AND WARRANTIES
                     OF SELLER AND THE PRINCIPAL SHAREHOLDERS................ 11
     5.1   Organization of Seller............................................ 11
     5.2   Subsidiaries and Investments...................................... 11
     5.3   Authority of Seller............................................... 11
     5.4   Financial Statements.............................................. 12
     5.5   Operations Since the Balance Sheet Date........................... 12
     5.6   No Undisclosed Liabilities........................................ 13
     5.7   Taxes............................................................. 14
     5.8   Inventories....................................................... 14

                                      (i)

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     5.9   Governmental Permits.............................................. 14
     5.10  Personal Property................................................. 15
     5.11  Entire Assets..................................................... 15
     5.12  Personal Property Leases.......................................... 15
     5.13  Intellectual Property............................................. 15
     5.14  Real Properties................................................... 16
     5.15  Condemnation...................................................... 16
     5.16  Employees and Related Agreements; ERISA........................... 16
     5.17  Employee Relations................................................ 19
     5.18  Contracts......................................................... 19
     5.19  Status of Contracts............................................... 20
     5.20  No violation, Litigation or Regulatory Action..................... 20
     5.21  Environmental and Health/Safety Matters........................... 20
     5.22  Insurance......................................................... 22
     5.23  Product Warranty and Product Liability............................ 22
     5.24  Suppliers......................................................... 22
     5.25  Customers......................................................... 22
     5.26  No Finder......................................................... 22
     5.27  Disclosure........................................................ 22
     5.28  Prior Transactions................................................ 22

ARTICLE VI

                       REPRESENTATIONS AND WARRANTIES OF BUYER............... 23
     6.1   Organization of Buyer............................................. 23
     6.2   Authority of Buyer................................................ 23
     6.7   No Finder......................................................... 24

ARTICLE VII

                           ACTION PRIOR TO THE CLOSING DATE.................. 25
     7.1   Investigation of the Business by Buyer............................ 25
     7.2   Preserve Accuracy of Representations and Warranties............... 25
     7.3   Consents of Third Parties; Governmental Approvals................. 25
     7.4   Operations Prior to the Closing Date.............................. 26
     7.5   Notification by Seller of Certain Matters......................... 27
     7.6   Exclusive Dealing................................................. 28
     7.7   Labor Negotiations................................................ 28

ARTICLE VIII

                                ADDITIONAL AGREEMENTS........................ 28
     8.1   Taxes and Transfer Taxes.......................................... 28
     8.2   Discharge of Liabilities.......................................... 29

                                     (ii)

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     8.3   Employees and Employee Benefit Plans.............................. 29

ARTICLE IX

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER............... 30
     9.1   Due Diligence..................................................... 30
     9.2   No Misrepresentation or Breach of Covenants and Warranties........ 30
     9.3   No Restraint or Litigation........................................ 30
     9.4   Necessary Consents................................................ 30
     9.5   Lease............................................................. 30
     9.6   Employment Contracts.............................................. 31
     9.7   Title Insurance................................................... 31
     9.8   Opinion of Counsel................................................ 31

ARTICLE X

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.............. 31
     10.1  No Misrepresentation or Breach of Covenants and Warranties........ 31
     10.2  No Restraint or Litigation........................................ 32
     10.3  Opinion of Counsel................................................ 32
     10.4  Executed Employment Contracts..................................... 32
     10.5  Executed Lease Agreement.......................................... 32

ARTICLE XI

                                 INDEMNIFICATION............................. 32
     11.1  Indemnification by Seller and Principal Shareholders.............. 32
     11.2  Environmental Indemnification..................................... 33
     11.3  Indemnification by Buyer.......................................... 34
     11.4  Notice of Payments of Claims -- Limitation........................ 35
     11.5  Third Person Claims............................................... 36
     11.6  Resolution of Disputes; Remedies.................................. 36
     11.7  Exclusivity of Indemnification.................................... 38

ARTICLE XII

                                   TERMINATION............................... 38
     12.1  Termination....................................................... 38
     12.2  Notice of Termination............................................. 38
     12.3  Effect of Termination............................................. 38

ARTICLE XIII

                                     (iii)

                                GENERAL PROVISIONS........................... 38
     13.1   Survival of Obligations.......................................... 38
     13.2   Confidential Nature of Information............................... 39
     13.3   No Public Announcement........................................... 39
     13.4   Notices.......................................................... 39
     13.5   Successors and Assigns........................................... 41
     13.6   Access to Records after Closing.................................. 41
     13.7   Entire Agreement; Amendments..................................... 42
     13.8   Interpretation................................................... 42
     13.9   Waivers.......................................................... 42
     13.10  Expenses......................................................... 42
     13.11  Severability..................................................... 42
     13.12  Execution in Counterparts........................................ 43
     13.13  Further Assurances............................................... 43
     13.14  Governing Law.................................................... 43
     13.15  Submission to Jurisdiction....................................... 43

Signatures................................................................... 42

                                     (iv)

                                LIST OF EXHIBITS


          A  -  Assumption Agreement
          B  -  Instrument of Assignment
          C  -  Sidney Cohen Employment Agreement
          D  -  Edward Cohen Employment Agreement
          E  -  Neil Cohen Employment Agreement
          F  -  Craig Cohen Employment Agreement
          G  -  Lease
          H  -  Escrow Agreement
          I  -  Seller's Attorney's Opinion of Counsel
          J  -  Buyer's Attorney's Opinion of Counsel
          K  -  Subordinated Note

                                      (v)

                            ASSET PURCHASE AGREEMENT
                            ------------------------


     ASSET PURCHASE AGREEMENT, dated as of October 9, 1997 (the "Agreement") among Diversified Food Group, L.L.C., a Delaware Limited Liability Company, or its assignee ("Buyer"), Cohen's Famous Frozen Foods, Inc., a New Jersey corporation, ("Seller") and Sidney Cohen and Edward Cohen (collectively herein referred to as "Principal Shareholders").


                                R E C I T A L S:
                                - - - - - - - -

     A. Seller is engaged in the business of manufacturing and selling appetizers, hors d'oeuvres and similar types of food products;

     B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on a going concern basis, substantially all of its assets, properties and business of Seller, all on the terms and subject to the conditions set forth herein; and

     C. Principal Shareholders are the majority shareholders of Seller and have agreed to assume certain obligations, and to join with Seller in making certain warranties and representations, hereunder;

     NOW, THEREFORE, in consideration of the mutual covenants and agreement hereinafter set forth, it is hereby agreed among the parties as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

   1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

     "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under control with such Person.

     "Assumption Agreement" means the Assumption Agreement in the form of Exhibit A.

     "Balance Sheet" means the audited balance sheet of the Seller as of December 31, 1996 included in Schedule 5.4.

     "Balance Sheet Date" means December 31, 1996.

     "Buyer Ancillary Agreements" means all agreements, instruments, and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

     "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, as amended.

     "Closing" means the closing of the transfer of the Purchased Assets from Seller to Buyer.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Court Order" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

     "Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restriction of any kind.

     "Environmental Encumbrance" means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Hazardous Substance into the environment.

     "Environmental Law" means all Requirements of Law derived from or relating to all federal, state and local laws or regulations relating to or addressing the environment, health or safety, including but not limited to CERCLA, OSHA and RCRA and any state equivalent thereof.

     "Employment Agreements" means the Employment Agreements between Buyer and each of the Principal Shareholders and Buyer and each of Neil Cohen and Craig Cohen in the form of Exhibits C, D, E & F.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Benefit Plan" means a "pension benefit plan" (as defined in Section 3(2) of ERISA) or a "welfare benefit plan" (as defined in Section 3(1) of ERISA).

     "Escrow Agreement" means the Escrow Agreement among Seller, Buyer and the Principal Shareholders in the form of Exhibit H.

     "Expenses" means any and all expenses incurred in connection with defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses and accountants).

     "Governmental Body" means any foreign, federal, state, local or other governmental authority or regulatory body.

     "Hazardous Substances" means any substance, chemical or waste that is listed, or contains material amounts of one or more components that are defined, designated, classified, considered or listed, as hazardous, toxic or radioactive under any Environmental Law; as well as any asbestos or asbestos-containing material, petroleum, petroleum product or by-product, crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable as fuel, or polychlorinated biphenyls ("PCBs").

     "Instrument of Assignment" means the Instrument of Assignment in the form of Exhibit B.

     "IRS" means the Internal Revenue Service.

     "Knowledge." The term "to the Seller's knowledge," "to the best of the Seller's knowledge", or words to that effect as used herein refer to the actual personal knowledge of the Principal Shareholders, Neil Cohen, Craig Cohen, Cindy
L. Cohen, and Lori Sue Cohen. Actual knowledge shall not include constructive knowledge of any matters of which such Persons may be deemed to have knowledge as a matter of legal presumption or otherwise.

     "Lease" means the Lease between Buyer and the Principal Shareholders in the form of Exhibit G.

     "Losses" means any direct, out-of-pocket loss, cost, obligation, liability, settlement payment, award, judgment, fine, penalty, damage, expense, deficiency or other charge, but not including either Expenses or consequential damages.

     "Material." The terms "material" or "materially" or "materiality" shall mean the existence of a fact or condition or facts or conditions which has or have a value, either individually or in the aggregate, of more than $10,000.

     "Permitted Liabilities" means (a) liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (b) other lien or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection, and (c) Seller's accounts payable and accrued expenses incurred by Seller in the ordinary course of business.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

     "Property" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by the Seller prior to the Closing Date (including any surface water thereon or adjacent thereto, and soil or groundwater thereunder).

     "Purchased Contracts" means the contracts, leases, licenses and other agreement listed in Schedule 5.19.

     "RCRA" means the Resource Conservation and Recovery Act, as amended.

     "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Substance into the indoor or outdoor environment or into or out of any Property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or Property.

     "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Hazardous Substances in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Hazardous Substances or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

     "Requirements of Laws" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to building, zoning, environmental and occupational safety and health requirements) or common law.

     "Seller Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

     "Tax" means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, franchise, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

     "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

     "Valuation Date" means the close of business on the last day prior to the Closing Date.

     "Valuation Date Amount" means an amount determined by adding (i) all trade accounts receivable less any allowance for uncollectible debts (if any), (ii) inventory determined in accordance with the provisions of Section 3.3(a) hereof, and (iii) prepaid expenses (other than prepaid taxes and prepaid premiums for insurance policies which Buyer does not elect to have assigned to it), reduced by (x) accounts payable for trade payables incurred in the ordinary course of business, (y) accrued expenses for all expense items related to revenue that has been recognized, including but not limited to, product returns, rebates and commissions.

                    Index of Terms Defined in Other Sections
                    ----------------------------------------

Acquisition Proposal                                    Section 7.6
Agreement                                               Recitals
Assumed Liabilities                                     Section 2.3
Business                                                Section 2.1
Buyer                                                   Recitals
Cash Purchase Price                                     Section 3.1
Claim Notice                                            Section 11.4
Closing Date                                            Section 4.1
Conflict of Interest                                    Section 5.16(m)
Excluded Assets                                         Section 2.2
Excluded Liabilities                                    Section 2.4
Governmental Permits                                    Section 5.9
Indemnified Party                                       Section 11.4(a)
Indemnitor                                              Section 11.4(a)
Intellectual Property                                   Section 2.1(e)
Leased Real Properties                                  Section 5.14
Multiemployer Plan                                      Section 5.18(i)
Personal Property Lease                                 Section 5.12
Principal Shareholders                                  Recitals
Purchased Assets                                        Section 2.1
Purchase Price                                          Section 3.1
Seller                                                  Recitals
Seller Indemnitors                                      Section 11.1
Union Agreement                                         Section 5.17
Valuation Date Statement                                Section 3.3


                                   ARTICLE II

                               PURCHASE AND SALE
                               -----------------

     2.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, on a going concern basis, free and clear of all Encumbrances (except for Permitted Liabilities), all of the business and operations of Seller (such business and operations being herein called the "Business") and all of the assets and properties owned by Seller of every kind and description, wherever located, tangible or intangible, used in connection with the Business as the same shall exist on the Closing Date (herein collectively called the "Purchased Assets"), including, without limitation, all right, title and interest of Seller in, to and under:

          (a) All of the assets of Seller including those reflected on the Balance Sheet, except those disposed of or converted into cash or cash equivalents after the Balance Sheet Date in the ordinary course of business, including, but not limited to, all of Seller's inventory (including raw materials, work-in process, finished goods and other materials and supplies), accounts receivable, fixtures, machinery, equipment, leasehold improvements, furniture, vehicles and prepaid expenses (other than prepaid taxes) and those insurance policies which Buyer elects to have assigned to it);

          (b) The Governmental Permits listed in Schedule 5.9;

          (c) The Personal Property Lease listed in Schedule 5.12;

          (d) The Purchased Contracts listed in Schedule 5.19;

          (e) The trademarks, trade names, service marks, and copyright (and all goodwill associated therewith), registered or unregistered, and the applications for registration thereof, and the patents and applications therefore, and the licenses relating to any of the foregoing listed in
     Schedule 5.13 (the "Intellectual Property");

          (f) All mailing lists, customer lists, subscriber lists, processes, computer software, manuals or business procedures, trade secrets, designs, engineering drawing and reports, know how and other proprietary or confidential information used in the Business;

          (g) All books and records (including all data and other information stored on discs, tapes or other media) of Seller relating to the assets, properties and operations of the Business;

          (h) All of Seller's rights, claims or causes of action against third parties relating to the assets, properties or operations of the Business arising out of transactions occurring prior to the Closing Date; and

          (i) Seller's interest in and to all telephone, telex and telephone facsimile numbers and other directory listings of the Business and any assumed or fictitious names related to the Business.

     2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the "Excluded Assets"):

          (a) All cash, bank deposits, cash equivalents and security deposits;

          (b) All notes receivable;

          (c) All corporate minute books and stock transfer books and the corporate seal of Seller;

          (d) All contracts of insurance (except to the extent of policies Buyer elects to have assigned to it); and

          (e) Seller's employment benefit agreements, plans or arrangements referenced in Section 5.16 or otherwise maintained by Seller with respect to Persons employed by the Seller.

     2.3 Assumed Liabilities. On the Closing Date, Buyer shall deliver to Seller the Assumption Agreement pursuant to which Buyer shall assume and agree to discharge the following obligations and liabilities of Seller in accordance with their respective terms and subject to the respective conditions thereof:

          (a) The Permitted Liabilities; and

          (b) All liabilities and obligations of Seller to be paid or performed after the Closing Date under the Purchased Contracts, except (A) to the extent such liabilities and obligations, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent such liabilities and obligations arise out of any such breach or default; and (B) to the extent such liabilities and obligations would be required to be reflected on a statement as of the Valuation Date prepared in accordance with Section 3.3 and were not so reflected in the Valuation Date Statement and not taken into account as a deduction in connection with the adjustment of the Purchase Price pursuant to Section 3.3; and

          (c) All obligations of Seller incurred in the ordinary course of business with respect to any and all purchase orders outstanding on the Closing Date.

All of the foregoing liabilities and obligations to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the "Assumed Liabilities."

     2.4 Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer pursuant to the Assumption Agreement (all such liabilities and obligations not being assumed being herein called the "Excluded Liabilities") and, notwithstanding anything to the contrary in Section 2.3, none of the following shall be "Assumed Liabilities" for purposes of this Agreement:

          (a) Any liabilities of Seller in respect of any Taxes of Seller for which Seller is liable pursuant to Section 8.1;

          (b) Any liabilities or obligations of the Seller to any of its Affiliates;

          (c) Any costs and expenses incurred by Seller incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

          (d) Any liabilities or obligations in respect of any Excluded Assets including, but not limited to, any ERISA Benefit Plan;

          (e) Any liabilities in respect of the claims or proceedings described in Schedule 5.20; or

          (f) Liabilities of any kind required to be reflected on the Valuation Date Statement which were not reflected thereon as a dollar amount other than obligations referred to in Section 2.3(c) above.


                                  ARTICLE III

                                 PURCHASE PRICE
                                 --------------

     3.1 Purchase Price. The cash purchase price for the Assets (the "Cash Purchase Price") shall be equal to $17,100,467, as adjusted pursuant to Section
3.3. In addition thereto the non-cash portion of the purchase price shall be a $1,197,082 million unsecured subordinated note, convertible into 38.3 membership interests of Buyer in the form of Exhibit K (the "Subordinated Note"). The Cash Purchase Price and the Subordinated Note are collectively referred to as the "Purchase Price".

     3.2 Allocation of Purchase Price. The Buyer shall have the right to allocate the Purchase Price among the Purchased Assets in accordance with
Schedule 3.2. Seller shall sign and submit all necessary forms to report this transaction for federal and state income tax purposes in accordance with Buyer's allocation and shall not take a position for tax purposes inconsistent therewith.

     3.3   Adjustment of Purchase Price.

          (a) Immediately prior to the Closing Date (but not later than one day prior thereto) Buyer and Seller shall jointly prepare a statement calculating the Valuation Date Amount (the "Valuation Date Statement"). In connection with the preparation of the Valuation Date Statement, Buyer and Seller shall jointly (i) on the Valuation Date (or such other time as they may agree), take a physical inventory of the inventory to be included in the Purchased Assets and (ii) within three days of taking such physical inventory, determine the value of such inventory using the lower of cost or market method. The cost of such inventory shall be based on the cost to Seller as reflected on its books and records.

          (b) If the Valuation Date Amount is a positive, the Cash Purchase Price shall be increased by such amount. If the Valuation Date Amount is a negative, the Cash Purchase Price shall be decreased by such amount.

                                   ARTICLE IV

                                    CLOSING
                                    -------

     4.1 Closing Date. The Closing shall be consummated at 10:00 A.M., local time, on October 9, 1997, or such later time or date as may be agreed upon by Buyer and Seller after the conditions set forth in Articles IX and X have been satisfied or waived, at the offices of Shefsky & Froelich Ltd. or at such other place as shall be agreed upon by Buyer and Seller. The time and date on which the Closing is actually held is sometimes referred to herein as the "Closing Date."

     4.2 Payment of the Purchase Price. Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing Buyer shall pay by wire transfer of immediately available funds an amount equal to $200,000 to the agent under the Escrow Agreement or to an account designated by such agent in writing prior to the Closing Date and an amount equal to the Cash Purchase Price reduced by the amount deposited into escrow and adjusted as provided in Section 3.3 to an account designated by Seller in writing prior to the Closing Date and shall deliver to Seller the Subordinated Note.

     4.3 Buyer's Additional Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing Buyer shall deliver to Seller all the following:

          (a) A certificate of good standing for Buyer, issued as of a recent date by the Secretary of State of the State of Delaware;

          (b) The Assumption Agreement duly executed by Buyer;

          (c) The certificate contemplated by Section 10.1, duly executed by an executive officer of Buyer;

          (d) The Employment Agreements duly executed by Buyer;

          (e) The Lease duly executed by Buyer;

          (f) The Escrow Agreement duly executed by Buyer; and

          (g) Any Buyer Ancillary Agreement duly executed by Buyer.

     4.4 Seller's Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article X, at Closing Seller and Principal Shareholders shall deliver to Buyer all the following:

          (a) A certificate of good standing of Seller issued as of a recent date by the Secretary of State of the State of New Jersey;

          (b) Such Uniform Commercial Code, federal tax lien, judgment and other searches as may be reasonably requested by Buyer;

          (c) A certificate of the Secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Articles of Incorporation of Seller since July 24, 1997;
     (ii) the By-laws of Seller; (iii) the resolutions of the Board of Directors of Seller authorizing the execution and performance of this Agreement and the contemplated transactions; and (iv) incumbency and signatures of the officers of Seller executing this Agreement and any Seller Ancillary Agreement;

          (d) The Instrument of Assignment duly executed by Seller;

          (e) Certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

          (f) The consents, waivers or approvals obtained by Seller with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

          (g) The certificate contemplated by Section 9.2, duly executed by the authorized officer of Seller;

          (h) The Employment Agreement duly executed by each of the Principal Shareholders, Neil Cohen and Craig Cohen;

          (i) An assignment, in recordable form, with respect to the Intellectual Property;

          (j) The Lease duly executed by the lessors thereunder;

          (k) Such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer duly executed by Seller;

          (l) The Escrow Agreement duly executed by Seller and Principal Shareholders; and

          (m) Any Seller Ancillary Agreements duly executed by Seller.

In addition to the above deliveries, Seller shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets and the Business.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                    OF SELLER AND THE PRINCIPAL SHAREHOLDERS
                    ----------------------------------------

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and Principal Shareholders, jointly and severally, represent and warrant to Buyer and agree as follows:

     5.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Seller is duly qualified to transact business as a foreign corporation and is in good standing under the laws of each state in which it leases or owns property or conducts such business to require such qualification, except where the failure to so qualify would not have a materially adverse effect upon Seller's Business, properties or operations. No other jurisdiction has demanded, requested or otherwise indicated that Seller is required so to qualify on account of the ownership or leasing of the Purchased Assets or the conduct of the Business. Seller has full power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted.

     5.2 Subsidiaries and Investments. Seller does not, directly or indirectly, (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity which is involved in or relates to the Business or (ii) control any corporation, partnership, joint venture or other entity which is involved in or relates to the Business.

     5.3 Authority of Seller. Seller and the Principal Shareholders have full power and authority to execute, deliver and perform this Agreement and the Seller Ancillary Agreements. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by necessary corporate action of Seller and does not require any further authorization or consent of Seller or its stockholders. This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding agreement of Seller enforceable in accordance with its terms and each of the Seller Ancillary Agreements has been duly authorized by Seller and upon execution and delivery by

Seller will be a legal, valid and binding obligation of Seller enforceable in accordance with its terms.

     Except as set forth in Schedule 5.3. neither the execution and delivery of this Agreement or any Seller Ancillary Agreement nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (a) Conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (1) the charter or by-laws of Seller, (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller is a party or any of the Purchased Assets is subject or by which Seller is bound, (3) any Court Order to which Seller is a party or any of the Purchased Assets is subject or by which Seller is bound, or (4) any Requirements of Laws affecting Seller or the Purchased Assets; or

          (b) Require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any Person.

     5.4 Financial Statements. Schedule 5.4 contains the audited balance sheet of the Seller as of December 31, 1996 (the "Balance Sheet") and the related statements of income for the year then ended. Except as set forth therein or in the notes thereto, the Balance Sheet and statement of income have been prepared in conformity with generally accepted accounting principles consistently applied, and the Balance Sheet and related statement of income present fairly the financial position and results of operations of the Seller as of the date and for the respective period covered thereby. All accounting, financial, business, tax and other books and records of the Seller related to the Seller, taken as a whole, accurately reflect in all material respects the business and financial condition of the Seller.

     5.5   Operations Since the Balance Sheet Date.

          (a) Except as set forth in Schedule 5.5(a), since the Balance Sheet Date, there has been:

               (i) No material adverse change in the Purchased Assets or, to the knowledge of Seller, the Business or the operations, liabilities, profits or condition (financial or otherwise) of the Seller, and to the knowledge of Seller, no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future, and

               (ii) No damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting in any material respect any of the Purchased Assets or the Business.

          (b) Except as set forth in Schedule 5.5(b), since the Balance Sheet Date, Seller has conducted the Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, Seller has not, in respect of the Business:

               (i) Sold, leased (as lessor), transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by the Seller after the Balance Sheet Date, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances;

               (ii) Canceled any debts owed to or claims (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

               (iii) Created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

               (iv) Delayed or accelerated payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

               (v) Allowed the levels of raw materials, supplies, work-in-process or other materials included in the inventory to vary in any material respect from the levels customarily maintained in the Business; and

               (vi) Instituted any material increase in any compensation payable to any employee of Seller or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of Seller.

     5.6 No Undisclosed Liabilities. Except as set forth in Schedule 5.6, Seller is not subject to any liability (including, without limitation, unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and reasonably incurred in the ordinary course of the Business after the Balance Sheet Date.

     5.7 Taxes. Seller has, in respect of the Business, filed all Tax Returns which are required to be filed and has paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable. All monies required to be withheld by Seller from employees for income Taxes and social security and other payroll Taxes have been collected or withheld, and either paid to the respective Governmental Bodies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Seller.

     5.8 Inventories. The inventories of the Seller (including raw materials, work-in-process, finished goods and other materials and supplies) are in good, merchantable and usable condition and are reflected in the Balance Sheet at the lower of cost or market and will be reflected in the Valuation Date Statement at the lower of cost or market value.

     5.9   Governmental Permits.

          (a) Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business as currently conducted on the real property occupied by Seller (herein collectively called "Governmental Permits") except for such Governmental Permits as to which the failure to own, hold or possess would not have a material adverse effect on the Purchased Assets or the Business.
     Schedule 5.9 sets forth a list and brief description of each Governmental Permit, except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof. Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Buyer by Seller.

          (b) Seller has performed its obligations under each Governmental Permit, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect in any material respect the rights of Seller under any such Governmental Permit. No notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding sentence, has been received by, or is known to, Seller. Except as set forth on Schedule 5.9, each Governmental Permit is valid, subsisting and in full force and effect and may be assigned and transferred to Buyer in accordance with this Agreement and will continue in full force and effect thereafter, in each case without
     (A) the occurrence of any breach, default or forfeiture of rights thereunder, or (B) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

     5.10 Personal Property. Schedule 5.10 contains a detailed list of all machinery, equipment, vehicles, furniture and other personal property owned by Seller having an original cost of $5,000 or more and used in or relating to the Business. All such personal property is (i) in good operating condition, usable in the ordinary cause of business, (ii) in a state of normal maintenance and repair, (iii) sufficient and adequate to carry on the Seller's operations as now conducted and (iv) complies in all material respects with applicable laws.

     5.11 Entire Assets. Except for the Excluded Assets, the Purchased Assets constitute all the assets used in the Business (including, but not limited to, all books, records, computers and computer programs and data processing systems) and such assets are in good and serviceable condition (subject to normal wear and tear) and are suitable for the uses for which intended.

     5.12 Personal Property Leases. Schedule 5.12 contains a brief description of each lease or other agreement or right, whether written or oral (including in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and used in or relating to the Business, except for any such lease, agreement or right that involves the payment by Seller of rentals of less than $1,000 per year (the "Personal Property Leases").

     5.13   Intellectual Property.

          (a) All United States and foreign trademarks, trade names, service marks, copyrights and patents, and applications for each of the foregoing, and assumed names and fictitious names, owned by the Seller and used in the Business and all licenses or agreements under which the Seller has granted or received the right to use any of the foregoing are listed in Schedule 5.13(a). The Seller has not, during the preceding five years, used in the Business any trade name, trade style, or assumed name other than the trade names and assumed names listed on Schedule 5.13(a).

          (b) Other than as set forth in Schedule 5.13(b), no proceedings have been instituted or are pending or, to Seller's knowledge, threatened which challenge the validity of, or otherwise adversely affect the ownership or use of such trademarks, trade names, patents and applications. Except as set forth in Schedule 5.13(b), the Seller has no knowledge of the infringing use of any of such trademarks and trade names or the infringement of any of such patents by any other Person. Except as set forth on Schedule 5.13(b), the Seller owns (or possesses adequate and enforceable licenses or other rights to use) all trademarks, trade names, patents, inventions, processes and other technical know-how and other proprietary rights now used in the Business, and has not infringed and, to Seller's knowledge, is not infringing on the trademarks, trade names, patents, inventions, processes or other technical know-how or other proprietary rights of any other Person.

     5.14   Real Properties.

          (a) Schedule 5.14 contains a brief description (i) of the parcels of real property leased by Seller and used in or relating to the Business (the "Leased Real Properties"), showing the record title holder, permanent index number, location, improvements, the uses being made thereof and any indebtedness secured by a mortgage or other Encumbrance thereon, and (ii) of each option held by Seller to acquire any real property for use in the Business.

          (b) The lease, occupancy, operation or use of the Leased Real Properties, including all buildings, structures and improvements located thereon (i) comply with and do not violate any restrictions imposed by any declaration, covenant running with the land, lease, Governmental Permit, deed of restriction, or other agreement affecting the Leased Real Properties and (ii) in all material respects comply with and do not violate any Requirements of Law, including, without limitation, fire and zoning. The Seller and Principal Shareholders have not received notice that the ownership, occupancy, operation or use of the Leased Real Properties, including all buildings, structures and improvements located thereon do not comply with or violate the requirements of insurance policies presently maintained with respect thereto.

          (c) There are no pending claims or, to Seller's or Principal Shareholders' knowledge, any facts or circumstances which with notice or the passage of time or both could give rise to any claim of possession by the lessors of the Leased Real Properties as adverse possession by any Person with respect the Leased Real Properties.

     5.15 Condemnation. Neither the whole nor any part of the Leased Real Properties is subject to any pending suit for condemnation or other taking by any public authority, and, to the knowledge of Seller and Principal Shareholders, no such condemnation or other taking is threatened or contemplated.

     5.16   Employees and Related Agreements; ERISA.

          (a) Except as described in Schedule 5.16(a), Seller is not a party to or bound by any oral or written:

               (i) Employee collective bargaining agreement, employment agreement, consulting, advisory or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete;

               (ii) Contract or agreement with any officer, director or employee (other than employment agreements disclosed in response to clause
          (i)), agent, or attorney-in-fact of Seller;

               (iii) Stock option, stock purchase, bonus or other incentive plan or agreement;

               (iv) Employee insurance plan, supplemental unemployment benefits, vacation, severance or similar benefits; or

               (v) ERISA Benefit Plan.

          (b) Seller is in compliance with the health care continuation requirements of Section 601, et. seq., of ERISA with respect to its employees and their spouses, former spouses and dependents.

          (c) All of the ERISA Benefit Plans have been operated in material compliance with applicable provisions of ERISA, the Code, and regulations thereunder; (ii) each of the ERISA Benefit Plans that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and satisfies the requirements of Sections 401(a) and 501(a) of the Code; and (iii) with respect to such ERISA Benefit Plans, Seller is in material compliance with all applicable provisions of ERISA and the Code.

          (d) No "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to any plan covered under Title IV of ERISA that is maintained for any employee of Seller.

          (e) Seller has filed all reports and returns, and has made all disclosures required by applicable provisions of ERISA and the Code.

          (f) With respect to each ERISA Benefit Plan to Seller, the applicable minimum funding standards of ERISA and the Code have been met without any waiver thereof. Full payment has been (or prior to the Closing Date will be) made of all amounts which are required or expected under the terms of each ERISA Benefit Plan to have been paid for the period ending on the Closing Date.

          (g) No "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any of the ERISA Benefit Plans which is qualified, or is intended to qualify, under the Code. The "current value" of assets of each such ERISA Benefit Plan will equal or exceed the "present value" of all "accrued benefits" thereunder as of the Closing Date (as such terms are defined in Section 3 of ERISA), as determined by Seller's enrolled actuary based on actuarial assumptions and methods used in the most recent actuarial valuation of each such ERISA Benefit Plan.

          (h) On the Closing Date, Seller shall not have incurred nor will be assessable for any liability to the PBGC (excluding premiums payable to the PBGC) and there will not have occurred any event or condition which presents the risk of assessment of any liability or termination of any plan by the PBGC.

          (i) Assuming that each of Seller's ERISA Benefit Plans which is subject to Title IV of ERISA (other than multiemployer plans as defined in Section 3(37) or 4001(a)(3) (the "Multiemployer Plans")) were terminated as of the Closing Date, Seller would have no liability under Title IV of ERISA as a result of such termination. Except as described in Schedule 5.16(i), Seller does not participate in any Multiemployer Plans and has no withdrawal liability under any such Multiemployer Plan. No withdrawal liability has been assessed and remains unpaid against Seller by any Multiemployer Plan pursuant to the provisions of Part 1 of Subtitle E of Title IV of ERISA, and Seller has no reason to believe that any such withdrawal liability would be assessed against Seller if, as a result of the transactions contemplated by this Agreement, there occurred a complete withdrawal from each Multiemployer Plan.

          (j) On the Closing Date, no transaction shall have occurred in connection with which Seller could be subject to a civil penalty pursuant to Section 502(i) of ERISA or which would constitute a prohibited transaction under ERISA or be subject to a tax imposed under Section 4975 of the Code.

          (k) Except as described in Schedule 5.16(k), there are no material actions, suits or claims pending or threatened in connection with any of the ERISA Benefit Plans.

          (l) Schedule 5.16(l) contains: (i) a list of all employees of the Seller as of December 31, 1996; (ii) the then current annual compensation of such employees; (iii) a list of all present or former employees of the Seller paid in excess of $25,000 in calendar year 1996 or 1997 who have terminated or given notice of their intention to terminate their relationship with Seller since January 1, 1997; and (iv) a list of any increase, effective after January 1, 1997, in the rate of compensation of any employees.

          (m) Except as set forth in Schedule 5.16(m), (i) to its knowledge, the Seller is not involved in any transaction or other situation with any employee, officer, director or affiliate of Seller which may be generally characterized as a "conflict of interest", including, but not limited to, direct or indirect interests in the business of competitors, suppliers or customers of the Seller, and (ii) there is no situation with respect to the Business which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws, or (E) any investigation by the Securities and Exchange Commission or any other federal, foreign, state or local government agency or authority.

     5.17 Employee Relations. Except as set forth in Schedule 5.17, Seller has complied in respect of the Business in all material respects with all Requirements of Law which relate to prices, wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. Seller believes that its relations with its employees are satisfactory. Except as set forth in Schedule 5.17, Seller is not a party to, and is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of Seller and all agreements with unions have been reduced to writing. The Seller has delivered to Buyer a true and complete copy of the most recent draft of the Agreement between the Seller and Local 174, United Food & Commercial Workers International Union, AFL-CIO & CLC (the "Union Agreement"). The terms of the final Union Agreement will be in all material respects the same as the terms of the draft Union Agreement delivered to Buyer, and will not contain any terms that are more burdensome on the Buyer then the terms set forth in the draft Union Agreement.

     5.18 Contracts. Except as set forth in Schedule 5.18 or any other Schedule hereto, Seller is not a party to or bound by:

          (a) Any contract for the purchase, sale or lease of real property or any machinery, equipment or similar type personal property;

          (b) Any contract for the purchase of goods or services which involved the payment of more than $100,000 in 1996 or 1997, which Seller reasonably anticipates will involve the payment of more than $100,000 in 1997, which extends beyond December 31, 1997 or which requires aggregate payments over $100,000 during the term;

          (c) Any contract for the purchase, licensing or development of software to be used by Seller;

          (d) Any guarantee of the obligations of any Person other than endorsements of negotiable instruments in the ordinary course of business;

          (e) Any agreement which provides for, or relates to, the incurrence by Seller of debt for borrowed money;

          (f) Any contract not made in the ordinary course of the Business; or

          (g) Any other contract, agreement, commitment, understanding or instrument which is material to the Business.

     5.19 Status of Contracts. Except as set forth in Schedule 5.19, each of the contracts listed in Schedule 5.19 (the "Purchased Contracts") constitutes a valid and binding obligation of the parties thereto, is in full force and effect, may be transferred to Buyer pursuant to this Agreement, and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Seller has fulfilled and performed in all material respects its obligations under each of the Purchased Contracts, and Seller is not in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Purchased Contracts and, to the Seller's knowledge, no other party to any of the Purchased Contracts has materially breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Seller or, to the knowledge of Seller, by any such other party. Seller is not currently renegotiating any of the Purchased Contracts or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each of the Purchased Contracts have heretofore been delivered to Buyer by Seller.

     5.20 No violation, Litigation or Regulatory Action. Except as set forth in Schedule 5.20:

          (a) The Purchased Assets and their uses comply in all material respects with all applicable Requirements of Laws and Court Orders;

          (b) Seller has complied in all material respects with all Requirements of Laws and Court Orders;

          (c) There are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened against or affecting Seller nor, to the knowledge of Seller, is there any basis for any of the same, and there is no lawsuit, suit or proceeding pending in which Seller is the plaintiff or claimant which relates to the Purchased Assets or the Business; and

          (d) There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

     5.21   Environmental and Health/Safety Matters. Except as set forth in
Schedule 5.21:

          (a) The operations of the Seller is and has at all times been in compliance in all material respects with all applicable Environmental Laws;

          (b) The Seller has in all material respects obtained, maintained and complied with all Governmental Permits required by Environmental Laws and necessary for the operation of the Business, and such Governmental Permits are transferable to the Buyer without any change to their respective terms and conditions;

          (c) No Hazardous Substances have been generated, transported, stored, treated, recycled or otherwise handled in any way in the operation of the Business;

          (d) There are no locations not owned or operated by the Seller where Hazardous Substances have been stored, treated, recycled or disposed of;

          (e) No Hazardous Substances are located on, contained in or otherwise form a part of the Property of the Seller used in the Business;

          (f) There is no past or ongoing Release from any of the Leased Real Properties or, from Properties associated with the operation of the Business or from other locations where Hazardous Substances associated with the operation of the Business have been or are located except for federally permitted Releases;

          (g) There is no information indicating that any Person may have impaired health as a result of the operation of the Business or the ownership or use of any Property associated with the operation of the Business or as the result of the Release from such Properties;

          (h) The Seller has not treated, stored for more than ninety (90) days, or disposed of any hazardous waste (as such term is used within the meaning of the RCRA or similar applicable state or municipal Law);

          (i) The Seller has not received any notice from any Governmental Body or other Person advising that any of them is potentially responsible for Remedial Action with respect to a Release or threatened Release;

          (j) No underground storage tanks are or, ever were, located on any Property owned or leased by the Seller;

          (k) No Order, litigation, settlement or citation with respect to Hazardous Substances exists to which the Seller is a party;

          (l) There has been no environmental investigation conducted by any Governmental Body with respect to the Seller; and

          (m) There are no PCBs which are located on, contained in or otherwise form a part of any of the Purchase Assets, the Leased Real Properties or any other Property.

     5.22 Insurance. Schedule 5.22 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by Seller on the date hereof. Seller shall keep or cause such insurance or comparable insurance in full force and effect through the Closing Date. Seller has complied with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner.

     5.23   Product Warranty and Product Liability.  Except as set forth on
Schedule 5.23, there are no material product warranty or material product liability claims pending or to Seller's knowledge, threatened against the Seller and to Seller's knowledge there is no state of facts or the occurrence of any event forming the basis for any such product warranty, product liability or other tort claim. Schedule 5.23 sets forth a complete and accurate list of all product warranty and product liability claims made against Seller within the past five years.

     5.24 Suppliers. Except as set forth on Schedule 5.24, to Seller's knowledge there exist no present condition or state of facts involving the largest 10 suppliers to the Seller (based on purchases by the Seller during the past twelve (12) months), which could have a material adverse affect on the future financial condition or results of operation of the Seller or any present product line of the Seller.

     5.25 Customers. Except as set forth on Schedule 5.25, to Seller's knowledge there exist no present condition or state of facts involving the largest 10 customers of the Seller (based on sales by the Seller during the past twelve (12) months), which could have material adverse affect on the future financial condition or results of operation of the Seller or any present product line of the Seller.

     5.26 No Finder. Neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

     5.27 Disclosure. None of the representations or warranties of Seller contained herein, none of the information contained in the Schedules referred to in Article V, and none of the other information or documents furnished or to be furnished to Buyer or any of its representatives by Seller or its representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.
To the knowledge of Seller and excluding general business conditions, there is no fact which adversely affects or in the future is likely to adversely affect the Purchased Assets or the Business in any material respect which has not been set forth or referred to in this Agreement or the Schedules hereto.

     5.28 Prior Transactions. All prior transactions to which the Seller may have been a party with respect to the sale of the assets of Seller or stock of Seller have been terminated and Seller has no further obligation thereunder including, but not limited to, the payment of any costs, fees, damages or other payments with respect thereto.

                                  ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:

     6.1 Organization of Buyer. (a) Buyer is a limited liability corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted. The Buyer, or its assigns which closes title to the assets of the Seller, is, or at Closing, will be, duly qualified to do business in the State of New Jersey.

          (b) The Buyer has furnished to the Seller true and complete copies (including any attachments and amendments thereto) of the Articles of Organization, Operating Agreements and Illinois Forms LLC-45.5 of the following subsidiaries:

               (i) Diversified Foods Group, L.L.C.
               (ii) Classic Confectionery, L.L.C.
               (iii) Great American Ice Cream Co., L.L.C.

          (c) The Buyer has furnished to the Seller true and complete copies (including any attachments and amendments thereto) of the Articles of Incorporation, Bylaws, Certificate of Good Standing and Illinois Forms BCA-
     11.25 and BCA-5.10 of Restauranic, Inc.

     6.2 Authority of Buyer. Buyer has full power and authority to execute, deliver and perform this Agreement and the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements have been duly authorized and approved by Buyer's Members. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

     Neither the execution and delivery of this Agreement or of any Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (a) Conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of Buyer's assets, under (1) Buyer's Operating Agreement or Articles of Organization, (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party of any of its assets is subject or by which Buyer is bound, (3) any Court Order to which Buyer is a party or any of its assets is subject or by which Buyer is bound, or (4) any Requirements of Laws affecting Buyer or its assets; or

          (b) Require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person.

     6.3 Capitalization. Schedule 6.3 contains a true and complete list of the record holders of the Buyer's membership interests, and sets forth the full name and percentage owned by each member. All such outstanding membership interests have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth in Schedule 6.3, there are no options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any unissued securities of Buyer, nor any agreement or understandings with respect thereto.

     6.4 Financial Statements. Schedule 6.4 contains the audited balance sheet of the Buyer as of December 31, 1996 and the related statements of income for the years then ended. Except as set forth therein or in the notes thereto, the balance sheet and statement of income have been prepared in conformity with generally accepted accounting principals consistently applied, and the balance sheet and related statement of income present fairly the financial position and results of operations of the Buyer as of the date and for the respective period covered thereby. All accounting, financial, business, tax and other books and records of the buyer related to the Buyer, taken as a while, accurately reflect in all material respects the business and financial condition of the Buyer.

     6.5 No Material Omissions. None of the representations or warranties of Buyer contained herein or on the Schedules hereto is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

     6.6 No Material Adverse Events or Conditions. Since June 30, 1997, no event or condition has occurred which would materially adversely affect the financial forecasts set forth in Exhibit V or the conclusion regarding value reached in Section 6.0 of the Appraisal of the Fair Market Value of the Common Stock of the Company, dated June 30, 1997, prepared by Rome Associates, LLP.

     6.7 No Finder. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

                                  ARTICLE VII

                        ACTION PRIOR TO THE CLOSING DATE
                        --------------------------------

     The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

     7.1 Investigation of the Business by Buyer. Seller shall afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants and attorneys) complete access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of Seller to the extent Buyer shall deem necessary or desirable (including, but not limited to, to enable Buyer to do an environmental study) and shall furnish to Buyer or its authorized representatives such additional information as shall be reasonably requested, including all such information as shall be necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller contained in this Agreement have been complied with and to determine whether the conditions set forth in Article IX have been satisfied. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller. No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Seller hereunder. Under no circumstances shall Buyer conduct any environmental studies of the Seller's premises other than a Phase I study without Seller's written consent.

     7.2 Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in Articles V or VI of this Agreement inaccurate as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Seller shall promptly notify Buyer of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against Seller which would have been listed in
Schedule 5.20 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

     7.3   Consents of Third Parties; Governmental Approvals.

          (a) Seller will act diligently and reasonably to secure, before the Closing Date, any consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Purchased Contract required to be obtained to assign or transfer such Purchased Contract to Buyer or to otherwise satisfy the conditions set forth in Section 9.4; provided that neither Seller nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consent, or approval; and provided, further, that Seller shall not make any agreement or understanding affecting the Purchased Assets or the Business as a condition for obtaining any such consent, approval or waiver except with prior written consent of Buyer. During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Seller to obtain the consents, approvals and waivers contemplated by this
     Section 7.3(a).

          (b) During the period prior to the Closing Date, Seller and Buyer shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to assign or transfer any Governmental Permits to Buyer, to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Section 9.4; provided that Seller shall not make any agreement or understanding affecting the Purchased Assets or the Business as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer.

          (c) During the period prior to the Closing Date, Seller and Buyer shall act diligently and reasonably, and shall cooperate with each other, to secure the consent of the Seller's bank to the assumption of any bank indebtedness by Buyer and the general release of the Seller and Principal Shareholder therefrom and to secure the consent of Buyer's bank, if required, to the transactions contemplated hereunder.

     7.4   Operations Prior to the Closing Date.

          (a) Seller shall operate and carry on the Business only in the ordinary course and substantially as presently operated. Consistent with the foregoing, Seller shall keep and maintain the Purchased Assets in good operating condition and repair and shall use its best efforts consistent with good business practice to maintain the business organization of the Seller intact and to preserve the goodwill of the suppliers, customers, licensors, employees, and others having business relations with the Seller. In connection therewith, Seller shall not (i) offer employment after the Closing Date to any such employee or agent or (ii) otherwise attempt to persuade any such person to terminate his or her relationship with the Seller.

          (b) Notwithstanding Section 7.4(a), except as expressly contemplated by this Agreement or except with the express written approval of Buyer, Seller shall not:

               (i) make any capital expenditure or enter into any contract or commitment therefor in excess of $15,000 for any one item;

               (ii) enter into any contract, agreement, undertaking or commitment which would have been required to be set forth in Schedule 5.18;

               (iii) enter into any contract for the purchase or lease of real property to be used for the Business;

               (iv) sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and other than Permitted Encumbrances;

               (v) cancel any debts owed to or claims held by Seller (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

               (vi) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money or enter into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

               (vii) delay or accelerate payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

               (viii) allow the levels of raw materials, supplies, work-in-process or other material included in inventory to vary in any material respect from the levels customarily maintained in the Business;

               (ix) institute any material increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to Seller's employees; or

               (x) make any material change in the compensation of Seller's employees, other than changes made in accordance with normal compensation practices and consistent with past compensation practices.

     7.5 Notification by Seller of Certain Matters. During the period prior to the Closing Date, Seller will promptly advise Buyer in writing of (i) any material adverse change in the condition of the Purchased Assets or the Business, (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iii) any material default under any Purchased Contract or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Seller has knowledge.

     7.6 Exclusive Dealing. From the date hereof and until the Closing or, if earlier, upon the termination of this Agreement pursuant to Section 12.1, Seller agrees that neither it nor any of its employees, agents and representatives (including, without limitation, any investment banking, legal or accounting firm retained by it and any individual member or employee of the foregoing) (each, an "Agent") not to (a) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any substantial portion of the assets or any equity securities of, Seller (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any persons relating to an Acquisition Proposal, or (c) otherwise cooperate in any effort or attempt to make, implement or accept an Acquisition Proposal.

     7.7 Labor Negotiations. Seller shall not enter into any collective bargaining or other labor negotiations without the prior written consent of the Buyer, which consent shall not be unreasonably withheld. Seller shall use its reasonable efforts to permit Buyer to attend and observe (but not participate in, unless requested by the Seller) any negotiating sessions. The Seller shall consult with Buyer during all such negotiations.


                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS
                             ---------------------

     8.1   Taxes and Transfer Taxes.

          (a) Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date.

          (b) Any Tax (including a sales Tax, use Tax, or gains Tax) directly attributable to the sale or transfer of the Purchased Assets (but in no event including any income Tax) shall be paid by Seller. Buyer and Seller agree to timely sign and delivery such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes.

          (c) Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of Section 8.1(a). Within a reasonable time prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

     8.2 Discharge of Liabilities. Seller and the Principal Shareholders, jointly and severally, covenant and agree that they will pay and discharge, and hold Buyer harmless from, each and every liability and obligation of Seller in respect of the Business or the Purchased Assets arising from events occurring on or prior to the Closing Date, excepting only the Assumed Liabilities assumed by Buyer at the Closing pursuant to the Assumption Agreement, it being understood and agreed that Buyer is assuming no liabilities or obligations of Seller other than the Assumed Liabilities.

     8.3   Employees and Employee Benefit Plans.

          (a) Buyer shall offer employment to each of the employees of the Seller (other than those covered by the Employment Agreements) who are actively at work or on an approved vacation or leave of absence on the Closing Date effective on the Closing Date. The Seller shall use its reasonable efforts to encourage each of its employees to accept Buyer's offer of employment, and shall terminate each of the employees of the Seller, effective as of the Closing Date. Each such employee shall be deemed to have accepted the offer of employment with Buyer by reporting to work on the Closing Date or, if such employee was on an approved vacation or leave of absence on such date, by reporting to work on the first scheduled work day following the expiration of such vacation or leave. Buyer's initial offer of employment shall be on terms and conditions substantially equal to those provided by Seller immediately prior to the Closing Date. Buyer shall provide its employees with welfare benefits similar to the welfare benefits Seller's employees are currently receiving. Notwithstanding the foregoing, this Section 8.3 shall not be construed to confer upon any person other than the parties hereto any rights or remedies hereunder and shall not be construed to limit Buyer's ability to promote, demote, terminate and otherwise manage its employees, or to amend or terminate its employee benefit plans or adjust its employee compensation arrangements after the Closing Date.

          (b) Buyer shall not be liable, and Seller shall retain sole responsibility and liability, for (i) any claim made by or with respect to any employee of the Seller who resigns or is or was terminated by Seller prior to the Closing Date or is on a leave of absence from Seller and does not return to active service, (ii) any claim made by any employee or former employee of the Seller for severance pay or other post-termination benefits by reason of the transactions contemplated by this Agreement, (iii) all ERISA Benefit Plans maintained by Seller prior to the Closing Date; (iv) any claim made by or with respect to any employee or former employee of the Seller with respect to acts or omissions of Seller or any of its ERISA Benefit Plans prior to the Closing Date, including all claims incurred but not reported under such ERISA Benefit Plans prior to the Closing Date, or
     (v) any retroactive adjustment or payment which may be required under any insurance arrangement or contract relating to such ERISA Benefit Plans which may be determined as of the Closing Date. All of such liabilities shall be treated as part of the Excluded Liabilities for all purposes hereunder.

                                  ARTICLE IX

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
                  --------------------------------------------

     The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     9.1 Due Diligence. Buyer shall be satisfied, as Buyer shall, in its sole discretion, determine, with the results of the investigation of the business of Seller as provided in Section 7.1. The Buyer shall have the right to terminate this Agreement in the event it is not satisfied with the investigation provided that it gives Seller notice of such dissatisfaction more than 20 days prior to the Closing Date.

     9.2 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material adverse change in the Business and Purchased Assets and no material damage (whether or not covered by insurance) to the Purchased Assets and no material breach by Seller or the Principal Shareholders in the performance of any of their covenants and agreements herein; each of the representations and warranties of Seller and the Principal Shareholders contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by Section 7.4; and there shall have been delivered to Buyer a certificate or certificates to such effect, dated the Closing Date, signed on behalf of Seller by the President or any Vice President of Seller and by the Principal Shareholders.

     9.3 No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

     9.4 Necessary Consents. Seller shall have received the consents specified in Section 7.3 and Buyer shall have received consent from Buyer's lenders, in form and substance reasonably satisfactory to Buyer. The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are either specified herein or otherwise required to be obtained prior to the Closing by applicable Requirements of Law or which are necessary to prevent a material adverse change in the Purchased Assets, the Business or the operations, liabilities, profits, or condition (financial or otherwise) of the Business.

     9.5 Lease. The owners of the existing facility being occupied by the Seller in Newark, New Jersey shall lease said facility to Buyer on a triple-net lease basis for a period of three years at an annual rental of $220,000 per year, payable in twelve equal monthly installments commencing from the Closing. Said Lease shall contain such other terms and provisions as the Buyer may reasonably require including, but not limited to, options to renew and shall be substantially in the form and text of the lease attached hereto as Exhibit G. Seller and the

Principal Shareholders agree to use their best efforts to cause the owner of the subject facility to enter said Lease. Seller shall obtain the written consent of the mortgagee of the property upon which the facility is located.

     9.6 Employment Contracts. Sidney Cohen, Edward Cohen, Neil Cohen and Craig Cohen will have entered into employment contracts with Buyer in the form and text of the employment agreements attached hereto as Exhibits C, D, E and F, respectively and the Principal Shareholders will use their best efforts to cause Neil Cohen and Craig Cohen to execute such employment agreements.

     9.7 Title Insurance. Buyer shall have received, with respect to the property which is the subject of the Lease, a current title insurance commitment, written by a nationally recognized title insurance company in an amount, form and substance satisfactory to Buyer showing that the lessor under the Lease has good and marketable title thereto, free and clear of all Encumbrances, except for real estate taxes not yet due and payable and for any mortgages where the mortgagees have delivered to Buyer a non-disturbance agreement and estoppel certificate in forms reasonably satisfactory to Buyer.

     9.8 Opinion of Counsel. Buyer shall have received a written opinion from Seller's counsel addressed to Buyer dated as of the Closing Date in form and substance reasonably satisfactory to Buyer and its counsel, to the effect set forth in Exhibit I.


                                   ARTICLE X

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
                 ---------------------------------------------

     The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     10.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement; and there shall have been delivered to Seller a certificate or certificates to such effect, dated the Closing Date and signed on behalf of Buyer by a duly authorized officer or member.

     10.2 No Restraint or Litigation. No action, suit or proceeding by any Governmental Body shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

     10.3 Opinion of Counsel. Seller shall have received a written opinion from Buyer's counsel addressed to Seller dated as of the Closing Date in form and substance reasonably satisfactory to Buyer and its counsel, to the effect set forth in Exhibit J.

    10.4 Executed Employment Contracts. Buyer shall have entered into employment contracts with Sidney Cohen, Edward Cohen, Neil Cohen and Craig Cohen in the form and text of the employment agreements attached hereto as Exhibits C, D, E and F, respectively.

    10.5   Executed Lease Agreement.  Buyer shall have entered into the Lease.


                                   ARTICLE XI

                                INDEMNIFICATION
                                ---------------

     11.1 Indemnification by Seller and Principal Shareholders. Seller and the Principal Shareholders, jointly and severally agree to indemnify and hold harmless Buyer from and against any and all Losses and Expenses incurred by Buyer in connection with or arising from:

          (a) Any breach by Seller, Principal Shareholders or any of them ("Seller Indemnitors") of any of its covenants in this Agreement or in any Seller Ancillary Agreement, or any failure of Seller Indemnitors to perform any of its obligations in this Agreement or in any Seller Ancillary Agreement;

          (b) Any breach of any warranty or the inaccuracy of any representation of Seller Indemnitors contained or referred to in this Agreement or any certificate delivered by or on behalf of Seller pursuant hereto;

          (c) The failure to comply with any applicable bulk sales law, except that this clause shall not affect the obligation of Buyer to pay and discharge the Assumed Liabilities; and

          (d) The failure of Seller to satisfy any Excluded Liability, including, without limitation:

               (i) All liabilities of Seller in respect of Taxes for which Seller is liable pursuant to Section 8.1;

               (ii) All liabilities and obligations in respect of the claims or proceedings described in Schedule 5.2; and

               (iii) All product liability claims, whenever made, relating to products made, distributed or sold by the Seller on or prior to the Closing Date.

     The indemnification provided for in this Section 11.1 shall terminate three years after the Closing Date (and no claims shall be made by Buyer under this Section 11.1 thereafter), except that the indemnification by the Seller Indemnitors shall continue as to:

          (w) The obligations and representations of Seller under the Instrument of Assignment, as to which no time limitation shall apply;

          (x) The representations and warranties set forth in Section 5.7 and
     5.16 and the covenants of Seller set forth in Sections 8.1, 13.2 and 13.13, as to all of which no time limitation shall apply;

          (y) The representations and warranties set forth in Section 5.21, which shall survive for seven years after the Closing Date; and

          (z) Any Loss or Expense of which Buyer has notified Seller Indemnitors in accordance with the requirements of Section 11.4 on or prior to the date such indemnification would otherwise terminate in accordance with this
     Section 11.1, as to which the obligation of Seller Indemnitors shall continue until the liability of Seller Indemnitors shall have been determined pursuant to this Article XI, and Seller Indemnitors shall have reimbursed Buyer for the full amount of such Loss and Expense in accordance with this Article XI.

     11.2   Environmental Indemnification.

          (a) Except as otherwise limited by this Article XI, from and after the Closing Date, Seller Indemnitors agree to indemnify and hold harmless Buyer from and against any and all Losses and Expenses incurred or suffered by Buyer resulting from or arising out of:

               (i) Any liability or obligation under any Environmental Law as a result of the operation of the Business or the use, lease, ownership or possession of any Properties on or prior to the Closing Date or any condition of the Properties existing on or prior to the Closing Date;

               (ii) The violation or claimed violation (by a third party) of any Environmental Law or the imposition of any Environmental Encumbrance for the recovery of any Losses or Expenses arising from acts or omissions of the Seller, or any predecessor thereof or conditions of any of the Properties existing or arising on or prior to the Closing Date;

               (iii) The use, generation, storage, treatment or disposal of any Hazardous Substance by the Seller or any predecessor thereof or any prior owner or operator of the Leased Real Properties or any other Property;

               (iv) The Release of Hazardous Substances onto or beneath any Properties from any other property or onto or beneath any other property from any Properties existing or arising on or before the Closing Date;

               (v) The disposal of Hazardous Substances on any Properties by any Person on or before the Closing Date;

               (vi) The removal, treatment, remediation, or disposal of Hazardous Substances or any other materials on or from any Properties on or before the Closing Date;

               (vii) Any personal injuries or property damages, any orders of Governmental Bodies, and any actions brought or threatened arising out of or in any way related to Hazardous Substances on, in, from, under, affecting or otherwise resulting from operations of the Business or any Properties existing or arising on or before the Closing Date; or

               (viii) Any inaccuracy in or breach of any representation or warranty contained in Section 5.21.

          (b) To the extent Buyer is entitled to indemnification pursuant to
     Section 11.2(a), Seller Indemnitors and their Affiliates, successors and assigns hereby forever waive, release and agree not to make any claim or bring any cost recovery action against Buyer its successors and assigns under CERCLA or any other Environmental Law existing or hereinafter enacted relating to the operation of the Business or the use, lease, ownership, or possession of any of the Properties prior to the Closing.

          (c) Any Loss or Expense of which Buyer has notified Seller Indemnitors in accordance with the requirements of Section 11.4 on or prior to the date such indemnification would otherwise terminate in accordance with Section 11.1, as to which the obligation of Seller Indemnitors shall continue until their liability shall have been determined pursuant to this Article XI, and Seller Indemnitors shall have reimbursed Buyer for the full amount of such Loss and Expense in accordance with this Article XI.

     11.3 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless Seller from and against any and all Losses and Expenses incurred by Seller in connection with or arising from:

          (a) Any breach by Buyer of any of its covenants or agreements in this Agreement or in any Buyer Ancillary Agreement or any failure by Buyer to perform any of its obligations in this Agreement or in any Buyer Ancillary Agreement; and

          (b) Any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto; and

          (c) Any claim or liability arising out of the conduct by Buyer of the Business from and after the Closing Date.

     The indemnification provided for in this Section 11.3 shall terminate five years after the Closing Date (and no claims shall be made by Seller under this Section 11.3 thereafter), except that the indemnification by Buyer shall continue as to:

          (a) The covenants of Buyer set forth in Sections 13.2. and 13.13, as to all of which no time limitation shall apply; and

          (b) Any Loss or Expense of which Seller has notified Buyer in accordance with the requirements of Section 11.4 on or prior to the date such indemnification would otherwise terminate in accordance with this
     Section 11.3, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed Seller for the full amount of such Loss and Expense in accordance with this Article XI.

     11.4   Notice of Payments of Claims -- Limitation.

          (a) Any party (the "Indemnified Party") seeking indemnification hereunder shall give to the party or parties obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, document or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

          (b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by an arbitration award entered pursuant to Section 11.6 The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

     The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

          (c) If the Indemnified Party is Buyer, Buyer shall seek reimbursement from the escrow prior to seeking reimbursement from the Seller Indemnitors.

          (d) Anything herein to the contrary notwithstanding, the Seller and Principal Shareholders shall not be obligated to indemnify Buyer for any Losses or Expenses until, and only to the extent that, the aggregate amount of all Losses and Expenses exceeds $100,000 and Seller and Principal Shareholders shall not be obligated to indemnify the Buyer for any amounts in excess of the amounts paid by Buyer to Seller hereunder.

     11.5   Third Person Claims.

          (a) The Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against the Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof. In any such case, the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith. The Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld in which event no claim for indemnity therefor hereunder shall be waived.

     11.6   Resolution of Disputes; Remedies.

          (a) Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in the City of Chicago, Illinois in the event the arbitration proceedings are commenced by Buyer or the City of Newark, New Jersey in the event the arbitration proceedings are commenced by Seller or the Principal Shareholders, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section.

          (b) If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $250,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

          (c) The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

          (d) The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

          (e) Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in persona and subject matter jurisdiction. Seller and Buyer hereby submit to the persona jurisdiction of the Federal and State courts as herein provided for the purpose of confirming any such award and entering judgment thereon.

          (f) All proceedings under this Section, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

          (g) The fact that the dispute resolution procedures specified in this Section shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of setoff, which any party may exercise pending resolution of any dispute, controversy or claim.

          (h) The arbitration procedure in this Section 11.6 shall be the exclusive remedy available to Buyer and Seller hereunder to resolve any claim, controversy or dispute arising hereunder.

     11.7 Exclusivity of Indemnification. Indemnification under Sections 11.1, 11.2 and 11.3 of this Agreement shall be the sole remedy available to Buyer and Seller in respect of any Losses and Expenses incurred by Buyer or Seller arising under Sections 11.1, 11.2 or 11.3.

                                  ARTICLE XII

                                  TERMINATION
                                  -----------

     12.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

          (a) By the mutual consent of Buyer and Seller;

          (b) By Buyer in the event of any material breach by Seller or the Principal Shareholders of any of Seller's or the Principal Shareholders' agreements, representations, or warranties contained herein and the failure of such party to cure such breach within seven days after receipt of notice from Buyer requesting such breach to be cured;

          (c) By Seller in the event of any material breach by Buyer of any of Buyer's agreements, representations, or warranties contained herein and the failure of Buyer to cure such breach within seven days after receipt of notice from Seller requesting such breach to be cured; or

          (d) By Buyer as provided in Section 9.1.

     12.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give notice of such termination to the other party to this Agreement.

     12.3 Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article XII all further obligations of the parties under this Agreement (other than Sections 13.2 and 13.10) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its breach of this Agreement.


                                  ARTICLE XIII

                               GENERAL PROVISIONS
                               ------------------

     13.1 Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive for such time as the indemnity for the breach thereof shall survive as set forth in Sections 11.1,
11.2 and 11.3.

     13.2 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets; provided, however, that after the Closing Buyer may use or disclose any confidential information included in the Purchased Assets or otherwise reasonably related to the Business or the Purchased Assets. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

     13.3 No Public Announcement. Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with any accounting and Securities and Exchange Commission disclosure obligations.

     13.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received
(a) when delivered, if delivered personally by a commercial messenger delivery service with verification of delivery, (b) four days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid, (c) one business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service, (d) on the date of delivery if delivered by facsimile and electronically confirmed before 5:00 p.m. (local time) on any business day, or (e) on the next business day if delivered by facsimile and electronically confirmed either after 5:00 p.m. (local time) or on a non-business day, in each case addressed as follows:

     If to Seller:

               Cohen's Famous Frozen Foods, Inc.
               c/o 22 Tremont Terrace
               Livingston, New Jersey 07039
               Attn: Sidney Cohen
               PH: (201) 824-2700
               FAX: (201) 648-0871
     with a copy to:

               Lampf, Lipkind, Prupis, Petigrow & LaBue
               80 Main Street
               West Orange, New Jersey 07052
               Attn: William D. Lipkind
               PH: (973) 325-2100
               FAX: (973) 325-2839

     If to Buyer:

               Diversified Food Group, L.L.C.
               6901 North Hamlin Avenue
               Lincolnwood, Illinois 60645
               Attn: Andrew Zahn
               PH: (847) 763-9500
               FAX: (847) 763-0022

     with a copy to:

               Shefsky & Froelich Ltd.
               444 North Michigan Avenue, Suite 2500
               Chicago, Illinois 60611
               Attn: Howard A. Davis
               PH: (312) 836-4011
               FAX: (312) 527-1007

or to such other address or addresses as may hereafter be specified by notice given by any of the above to the others.

     If to Principal Shareholders:

               Sidney Cohen
               22 Tremont Terrace
               Livingston, New Jersey 07039
               PH: (201) 824-2700
               FAX: (201) 648-0871
     with a copy to:

               Lampf, Lipkind, Prupis, Petigrow & LaBue
               80 Main Street
               West Orange, New Jersey 07052
               Attn: William D. Lipkind
               PH: (973) 325-2100
               FAX: (973) 325-2839

     13.5   Successors and Assigns.

          (a) The rights of any party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other, except that the rights of Diversified Food Group, L.L.C. may be assigned to an entity controlled by Diversified Food Group, L.L.C. or its lender without the consent of Seller provided Diversified Food Group, L.L.C. shall not be released from any liabilities hereunder.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.5 any right, remedy or claim under or by reason of this Agreement.

     13.6 Access to Records after Closing. For a period of six years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Business transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this
Section 13.6. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select.

     For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which Seller may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section
13.6. If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such three-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select.

     13.7 Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

     13.8 Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

     13.9 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     13.10 Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agree ments and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

     13.11   Severability.

          (a) If any provision of this Agreement shall, for any reason, be held unenforceable, such provision to the extent enforceable shall be severed from this Agreement unless, as a result of such severance, the Agreement fails to reflect the basic intent of the parties. If the Agreement continues to reflect the basic intent of the parties, then the invalidity of such specific provision shall not affect the enforceability of any other provision herein, and the remaining provisions shall remain in full force and effect.

          (b) In the event that any covenant or restriction contained herein is determined by a court of law to be overly broad, thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

     13.12 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

     13.13 Further Assurances. On the Closing Date Seller shall (i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of Seller in, to or under any or all of the Purchased Assets, and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Purchased Assets. From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets.

     13.14 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

     13.15 Submission to Jurisdiction. Seller and Buyer hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of the United States District Court for the Northern District of Illinois or any court of the State of Illinois located in Chicago if the suit, action or proceeding is commenced by Buyer or the District of New Jersey and the jurisdiction of any court of the State of New Jersey located in Newark if the suit, action or proceeding is commenced by Seller or the Principal Shareholders, and the parties waive any and all objections to jurisdiction that they may have under the laws of the State of the United States in which the suit, action or proceeding is brought in accordance with the foregoing provisions.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                             DIVERSIFIED FOOD GROUP, L.L.C.


                             By: /s/ Andrew J. Zahn
                                 --------------------------------


                             COHEN'S FAMOUS FROZEN FOODS, INC.


                             By: /s/ Sidney R. Cohen
                                 --------------------------------
                                    Sidney R. Cohen, President

                             SIDNEY COHEN, a Principal Shareholder

                             /s/ Sidney R. Cohen
                             ________________________________________


                             EDWARD COHEN, a Principal Shareholder

                             /s/ Edward B. Cohen
                             ________________________________________